Exhibit 8.1
[LETTERHEAD OF BAKER & MCKENZIE LLP (U.S.)]

ENSCO International Incorporated
500 North Akard Street
Suite 4300
Dallas, TX 75201-3331
U.S.A.

ENSCO International Limited
ENSCO House
Badentoy Avenue
Badentoy Industrial Estate
Aberdeen AB12 4YB
Scotland
November 9, 2009
Ladies and Gentlemen:
We have acted as United States tax counsel to ENSCO International Limited, a private limited company incorporated under English law (“Ensco UK”), and ENSCO International Incorporated, a Delaware corporation (“Ensco Delaware”), in connection with (i) the proposed merger of ENSCO Newcastle LLC, a newly formed Delaware limited liability company (“Ensco Mergeco”) and direct wholly-owned subsidiary of ENSCO Global Limited, a Cayman Islands exempted company and wholly owned subsidiary of Ensco Delaware (“Ensco Cayman”), with and into Ensco Delaware (the “Merger”), pursuant to the Agreement and Plan of Merger and Reorganization by and between Ensco Delaware and Ensco Mergeco (the “Agreement”), and (ii) the preparation and filing of the registration statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, on or about November 9, 2009. This opinion is being furnished to you at your request. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed thereto in the Agreement.
In connection with this opinion we have examined the Agreement, the Registration Statement and such other documents and corporate records as we have deemed necessary or appropriate in order to enable us to render the opinion below. We have relied upon statements, representations, and covenants made by Ensco UK, Ensco Delaware, Ensco Cayman, and Ensco Mergeco, and we have assumed that such statements and representations are true without regard to any qualifications as to knowledge and belief. For purposes of this opinion, we have assumed (i) the validity and accuracy of the documents and corporate records that we have examined and the facts and representations concerning the Merger that have come to our attention during our engagement, (ii) the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents, (iii) that all relevant documents have been, or will be, validly authorized, executed, delivered and performed by all of the relevant parties, and (iv) that the Merger will be consummated in accordance with the terms of the Agreement and as described in the Registration Statement and that none of the terms and conditions contained therein will have been waived or modified in any respect prior to the effective date of the Merger. Our opinion is conditioned upon, among other things, the initial and continuing truth, accuracy, and completeness of the items described above on which we are relying.
In rendering the opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings and other administrative guidance of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant, all as of the date hereof. It should be noted that statutes, regulations, judicial decisions, and administrative guidance are subject to change at any time and may be effective retroactively. A change in the authorities or the truth, accuracy, or completeness of any of the facts, information, documents, corporate records, covenants, statements, representations, or assumptions on which our opinion is based could affect our conclusions.
Although the discussion in the Registration Statement under the caption “Material Tax Considerations Relating to the Merger—U.S. Federal Income Tax Considerations” (the “Tax Discussion”) does not purport to discuss all possible United States federal income tax consequences of the Merger, the Tax Discussion constitutes our opinion regarding the anticipated United States federal income tax consequences to the Ensco Delaware stockholders of the Merger and the receipt, ownership, and disposition of Ensco UK shares in connection with the Merger. Our opinion is based solely upon and subject to the limitations, qualifications, exceptions, and assumptions set forth herein and in the Tax Discussion.
The opinion set forth above does not address all of the United States federal income tax consequences of the Merger. Except as expressly set forth above, we express no other opinion, including any opinion as to the United States federal, state, local, foreign or other tax consequences of the Merger. Our opinion represents only our interpretation of the law and has no binding, legal effect on, without limitation, the Service or any court. It is possible that contrary positions may be asserted by the Service and that one or more courts may sustain such contrary positions. Our opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise the opinion to reflect any changes, including changes which have retroactive effect, (i) in applicable law, or (ii) in any fact, information, document, corporate record, covenant, statement, representation, or assumption stated herein that becomes untrue, incorrect, or incomplete.
This letter is furnished to you for use in connection with the Merger and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement wherever it appears. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.
Sincerely,
/s/ Baker & McKenzie LLP
Baker & McKenzie LLP

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